As filed with the Securities and Exchange Commission on August 18, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under The Securities Act of 1933

ACUITYADS HOLDINGS INC.

(Exact Name of Registrant as Specified in Its Charter)

Canada (State or Other Jurisdiction of Incorporation or Organization)	Not applicable (I.R.S. Employer Identification No.)

70 University Ave., Suite 1200, Toronto, Ontario M5J 2M4

(Address of Principal Executive Offices Including Zip Code)

AcuityAds Holdings Inc. Omnibus Long-Term Incentive Plan

(Full Title of the Plan)

CT Corporation System
28 Liberty Street
New York, New York 10005
(212) 894-8940

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Shares	9,065,290	$8.13	$73,700,807.70	$8,040.76

(1)	Represents the number of common shares, without par (“Common Shares”), of AcuityAds Holdings Inc. (the “Registrant”) available pursuant to the AcuityAds Holdings Inc. Omnibus Long-Term Incentive Plan (the “Plan”) being registered hereon.

(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional Common Shares as may become available pursuant to any anti-dilution provisions of the Plan.

(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of the Common Shares on The Nasdaq Capital Market on August 17, 2021, a date that is within five business days prior to filing.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a)	The Registrant’s Registration Statement on Form F-10 filed with the Commission on June 8, 2021, as amended by Amendment No. 1 to Form F-10 filed with the Commission on June 9, 2021 (File No. 333-256909);

(b)	The Registrant’s prospectus filed with the Commission on June 10, 2021 relating to the Registrant’s Registration Statement on Form F-10 (File No. 333-256909); and

(c)	The description of the Common Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 9, 2021 (File No. 001-40469), and as amended by any subsequent amendments thereto filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. In addition, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify its current or former directors or officers or another individual who acts or acted at its request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Registrant or another entity. The CBCA also provides that the Registrant may advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the CBCA unless the individual:

•	acted honestly and in good faith with a view to the Registrant’s best interests, or, as the case may be, the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The Registrant’s by-laws require it to indemnify to the fullest extent permitted by the CBCA each of its current or former directors or officers and each individual who acts or acted at its request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including, an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Registrant or another entity.

The Registrant’s by-laws authorize it to purchase and maintain insurance for the benefit of each of its current or former directors or officers and each person who acts or acted at its request as a director or officer, or an individual acting in a similar capacity, of another entity. To that effect, the Registrant maintains insurance policies relating to certain liabilities that its directors and officers may incur in such capacity.

The Registrant has entered into indemnity agreements with its directors and officers (each, an “Indemnified Party”) which provide, among other things, that the Registrant will indemnify an Indemnified Party to the fullest extent permitted by law from and against all losses, liabilities, claims, damages, costs, charges, statutory obligations, professional fees, taxes and expenses incurred by such Indemnified Party in respect of any civil, criminal, administrative, investigative or other proceeding which (i) is made or asserted against or affects the Indemnified Party or in which the Indemnified Party is required by law to participate or in which the Indemnified Party participates at the Registrant’s request or where the Indemnified Party is made a witness or participant in any other respect in any such proceeding, and (ii) arises because the Indemnified Party is the Registrant’s director or officer (or serves in a similar capacity) or the Registrant’s former director or officer (or serves in a similar capacity).

In addition, the Registrant’s Board of Directors has authorized the Registrant to indemnify and hold harmless its directors and officers in connection with any secondary sales effected by such persons in a public offering undertaken by the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	AcuityAds Holdings Inc. Omnibus Long-Term Incentive Plan

5.1	Opinion of Stikeman Elliott LLP

23.1	Consent of Stikeman Elliott LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on this day of August, 2021.

ACUITYADS HOLDINGS INC.

By:	/s/ Tal Hayek
Tal Hayek
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: August 18 , 2021	/s/ Tal Hayek
Tal Hayek
Chief Executive Officer and Director
(Principal Executive Officer)

Date: August 18, 2021	*
Jonathan Pollack
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Date: August 18, 2021	*
Sheldon Pollack
Director and Chairman of the Board

Date: August 18, 2021	*
Igal Mayer
Director

Date: August 18, 2021	*
Roger Dent
Director

Date: August 18, 2021	*
Yishay Waxman
Director

Date: August 18, 2021	*
Corey Ferengul
Director

Date: August 18, 2021	*
Elisabeth Donohue
Director

* This Registration Statement has been signed on behalf of the above officers and directors by Tal Hayek, as attorney-in-fact, pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

Dated: August 18, 2021	By:	/s/ Tal Hayek
Tal Hayek
Attorney-in-Fact